                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIO DATA)


                                                                                                               THREE MONTHS ENDED
                                                                  FISCAL YEAR ENDED, AUGUST 31                    NOVEMBER 30
                                                   --------------------------------------------------------  ----------------------
                                                     1994        1995        1996        1997        1998        1997        1998
                                                   --------    --------    --------    --------    --------    --------    --------
Earnings:
Pretax Income (Loss) from Continuing
  Operations                                       $ 84,159    $120,494    $173,077    $238,407    $298,983    $ 67,502    $ 96,128
Fixed charges                                        16,802      15,578      21,651      33,777      35,802       8,860       9,651
Less:  Capitalized interest                              --          --          --          --      (1,656)         --      (1,402)
                                                   --------    --------    --------    --------    --------    --------    --------
                                                   $100,961    $136,072    $194,728    $272,184    $333,129    $ 76,362    $104,377
                                                   ========    ========    ========    ========    ========    ========    ========
Fixed Charges:

Interest Expense portion of annual
  rent expense(1)                                  $  6,127    $  6,027    $  6,001    $  7,226    $  9,387    $  2,347    $  2,708
Interest Expense                                     10,675       9,551      15,650      26,551      24,759       6,513       5,541
Capitalized Interest                                     --          --          --          --       1,656          --       1,402
                                                   --------    --------    --------    --------    --------    --------    --------
Total Fixed Charges                                $ 16,802    $ 15,578    $ 21,651    $ 33,777    $ 35,802    $  8,860    $  9,651
                                                   ========    ========    ========    ========    ========    ========    ========
Ratio of Earnings to Fixed Charges                     6.01x       8.73x       8.99x       8.06x       9.30x       8.62x      10.82x
                                                   ========    ========    ========    ========    ========    ========    ========

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      (1) Includes total annual rent expense of certain facilities in Milpitas,
California and appropriate interest portion of the annual rent expense for all other facilities and equipment which was deemed to be representative of the interest factor in rent expense.